Exhibit 4.2

BURLINGTON NORTHERN SANTA FE CORPORATION

Officers’ Certificate of Determination

Dated as of March 14, 2008

The undersigned, Thomas N. Hund, Executive Vice President and Chief Financial Officer, and Jeffrey T. Williams, Senior General Attorney and Assistant Secretary, each of Burlington Northern Santa Fe Corporation, a Delaware corporation (the “Company”), do hereby certify that pursuant to the authority granted in the resolutions (collectively, the “Resolutions”) of the Board of Directors of the Company adopted on December 8, 2005 and February 14, 2007, and pursuant to Sections 201, 301 and 303 of the Indenture, dated as of December 1, 1995, between the Company and The Bank of New York Trust Company, N.A., as successor in interest to J.P. Morgan Trust Company, N.A., as successor in interest to Bank One Trust Company, N.A., as successor in interest to The First National Bank of Chicago, as Trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of March 14, 2008 (the “Second Supplemental Indenture”), between the Company and the Trustee (together with the Second Supplemental Indenture, the “Indenture”), there was established as of March 14, 2008 a series of securities under the Indenture with the following terms:

1.	The securities of the series are entitled “5.75% Notes due March 15, 2018” (the “Notes”).

2.	The Notes are initially being offered in the aggregate principal amount of $650,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and any Notes which pursuant to Section 303 are deemed never to have been authenticated and delivered thereunder). The Company may, without the consent of the Holders of the Notes, issue additional Notes and thereby increase such principal amount, on the same terms and conditions and with the same CUSIP number as the Notes of such series.

3.	The principal amount of the Notes will mature on March 15, 2018, subject to the provisions of the Indenture relating to acceleration.

4.	The Notes will bear interest from March 14, 2008 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, at the rate of 5.75% per annum, payable semiannually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”), commencing September 15, 2008 to the persons in whose names the Notes are registered on the close of business on the immediately preceding March 1 and September 1, respectively, whether or not such day is a Business Day (each, a “Regular Record Date”).

5.	Subject to Section 10 below, the principal of and interest on the Notes will be payable at the office or agency of the Company maintained for that purpose,

pursuant to the Indenture, in The City of New York, which shall be initially the corporate trust office of the Trustee; provided, however, that at the option of the Company, such payment of interest may be made by check mailed to the person entitled thereto as provided in the Indenture.

6.	The Notes will be redeemable as a whole or in part at the option of the Company, at any time, as set forth in the Second Supplemental Indenture.

7.	Holders of the Notes shall have the right to require the Company to repurchase all or any part (in integral multiples of $1,000) of such holder’s Notes upon the occurrence of a Change of Control Repurchase Event (as defined in the Second Supplemental Indenture), as set forth in the Second Supplemental Indenture.

8.	The Notes shall not be entitled to the benefit of any sinking fund, nor shall the Notes be repayable at the option of the registered Holders thereof.

9.	Subject to paragraph 10 below, the Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

10.	Upon issuance the Notes will be represented by one or more Global Securities deposited with, or on behalf of, The Depository Trust Company (the “Depositary”). Settlement for the Notes will be made by the Underwriters (as hereinafter defined) in immediately available funds. All payments of principal and interest shall be made by the Company in immediately available funds as long as the Notes are represented by Global Securities. As long as the Notes are represented by Global Securities registered in the name of the Depositary or its nominee, the Notes will trade in the Depositary’s Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore settle in immediately available funds. Except as set forth in the Indenture or in the Prospectus Supplement relating to the Notes, the Notes will not be issuable in definitive form.

Furthermore, we hereby (i) approve the form of and authorize the execution and delivery of the Notes (a copy of which is attached as Exhibit A), the Underwriting Agreement, dated March 11, 2008, between the Company and Banc of America Securities LLC, Barclays Capital Inc. and Wachovia Capital Markets, LLC, as representatives of the several underwriters listed therein (a copy of which is attached as Exhibit B), and (ii) ratify the execution and delivery of the Indenture (a copy of which is attached as Exhibit C).

All capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Indenture.

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IN WITNESS WHEREOF, we have set our hands as of the date above first written.

By:	/s/ Thomas N. Hund
Thomas N. Hund Executive Vice President and Chief Financial Officer

By:	/s/ Jeffrey T. Williams
Jeffrey T. Williams Senior General Attorney and Assistant Secretary